EXHIBIT 5.1

1717 Main Street, Suite 3700 Dallas, Texas 75201 +1.214.659.4400 Phone +1.214.659.4401 Fax andrewskurthkenyon.com

February 21, 2017

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069

Ladies and Gentlemen:

We have acted as special counsel to Independent Bank Group, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-4 (File No. 333-215644) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on January 20, 2017. The Registration Statement relates to the registration of the proposed offer and sale of an aggregate of up to 9,156,118 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be issued in connection with the merger (the “Merger”) of Carlile Bancshares, Inc., a Texas corporation (“Carlile”), with and into the Company, contemplated by the Agreement and Plan of Reorganization, dated November 21, 2016, between the Company and Carlile (the “Reorganization Agreement”). This opinion letter is being delivered in connection with the filing of the Registration Statement with the Commission.

As the basis for the opinion expressed herein, we have examined the Registration Statement, the form of Reorganization Agreement filed as an exhibit to the Registration Statement, such statutes, including the Texas Business Organizations Code, as amended (the “TBOC”), regulations, corporate records and documents, including the Amended and Restated Certificate of Formation, as amended, of the Company and the Third Amended and Restated Bylaws of the Company, and other instruments and documents and have made such other investigations as we have deemed necessary or advisable for the purposes of rendering the opinion expressed herein. As to questions of fact material to this opinion, we have relied, with your concurrence, upon certificates of representatives of the Company and public officials.

In making such examination and rendering the opinion expressed herein, we have assumed, but have not verified, (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all documents submitted to us as originals and (iv) the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the Registration Statement has been declared effective by the Commission and the Shares have been issued and delivered pursuant to and in accordance with the Reorganization Agreement for the consideration set forth therein, the Shares will be validly issued, fully paid, and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of Texas and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

ANDREWS KURTH KENYON LLP

Austin    Beijing    Dallas    Dubai    Houston     London    New York    Research    Triangle Park    Silicon Valley    The Woodlands    Washington,  DC

Independent Bank Group, Inc.

February 21, 2017

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP